Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NETIQ CORPORATION

NetIQ Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is NetIQ Corporation. The corporation was originally incorporated under the same name and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 26, 1999. The Certificate of Incorporation was restated on August 4, 1999. The Restated Certificate of Incorporation was amended on April 5. 2001.

B. This Amended Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the Stockholders of the corporation.

(1) At a meeting of the Board of Directors of the corporation held on September 7, 2005, resolutions were duly adopted setting forth proposed amendments to Article IV, Clause 2, and Article IV, Clause 4, of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling for consideration thereof by the stockholders at the annual meeting of the corporation.

(2) At the annual meting of the stockholders, held on November 18, 2005, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, more than 66-2/3% of the outstanding shares of the corporation were voted in favor of the amendments.

(3) That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

C. Pursuant to Section 242 and Section 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Restated Certificate of Incorporation of this corporation.

D. The text of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

Article I

The name of the corporation is NetIQ Corporation (the “Corporation”).

Article II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Article III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article IV

This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation is authorized to issue is 250,000,000, $0.001 par value, and the total number of shares of Preferred Stock the Corporation is authorized to issue is 5,000,000, $0.001 par value. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issue of shares of that series.

Article V

The Corporation is to have perpetual existence.

Article VI

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

Article VII

1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which constitute the whole Board of Directors of the corporation shall be designated in the Bylaws of the corporation.

2. The Board of Directors shall not be classified. Each director who is serving as a director on the date of this Amended and Restated Certificate of Incorporation shall hold office until the next annual meeting of stockholders after such date and until his or her successor has been duly elected and qualified, notwithstanding that such director initially may have been elected for a term that extended beyond the date of such next annual meeting of stockholders. At each annual meeting of stockholders after the date of this Amended and Restated Certificate of Incorporation, directors elected at such annual meeting shall hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

3. Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

4. Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (“Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of the stockholders and until such director’s successor has been elected and qualified.

5. The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the corporation’s Bylaws by the stockholders of this corporation: 2.2 (Annual Meeting) and 2.3 (Special Meeting).

6. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws.

7. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

ARTICLE VIII

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permits a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal ARTICLE VII or this ARTICLE VIII.

ARTICLE IX

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, except as provided in ARTICLE VIII of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE X

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE XI

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall be indemnified by the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to art action or proceeding, whether criminal, civil, administrative or investigative, by reason. of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3. Neither any amendment nor repeal of this Article XI, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article Xl, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XII

Meetings of stockholders may he held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained, in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XIII

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.”

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Amended and Restated Certificate of Incorporation to be sired by Charles M. Boesenberg, its President and Chief Executive Officer, effective as of November 28, 2005.

NETIQ CORPORATION

Charles M. Boesenberg
Chief Executive Officer and Chairman

Attest:

Betsy E. Bayha
Secretary